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                                                                    Exhibit 10.3
                               Mafco Holdings Inc.
                               35 East 62nd Street
                            New York, New York 10021


                                                June 27, 2002

M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

                  Pursuant to a letter agreement dated June 27, 2002 between Mafco Holdings Inc., a Delaware corporation ("Mafco") and Panavision Inc., a Delaware corporation ("Panavision"), Mafco or a wholly-owned subsidiary is acquiring 39,199 shares of Series B Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of Panavision (the "Preferred Stock") in exchange for $37,726,000 principal amount of 9 5/8% Senior Subordinated Discount Notes Due 2006 of the Corporation (the "Notes"), on which there is approximately $1.8 million of accrued and unpaid interest, and 10,000 shares of Preferred Stock in exchange for $10,000,000 in cash. The Preferred Stock being acquired in exchange for the Notes, and any additional Preferred Stock issued as dividends thereon, is referred to herein as the "Note Contribution Shares." The Preferred Stock being acquired in exchange for $10,000,000 in cash, and any additional Preferred Stock issued as dividends thereon, is referred to herein as the "Cash Contribution Shares."

                  Pursuant to an Instrument of Assignment and Assumption, dated June 28, 2002, Mafco will assume all of the obligations of Panavision under the Option Agreement, dated as of April 1, 2002 (the "Option Agreement"), among Panavision and certain holders of the notes (the "Noteholders"), including Panavision's obligation to pay the $5.5 million fee (the "Option Fee") due under the Option Agreement. In connection therewith, on June 28, 2002, Mafco will exercise the option to purchase, and the Noteholders will sell, $78,355,000 principal amount of the Notes for $50,930,750 plus accrued interest through the date of such purchase of such Notes.

                  M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide") and the beneficial owner of 83.5% of the outstanding Panavision common stock, has advised Mafco that it has determined not to pursue directly with Panavision the transactions referred to above.

                  Mafco and M & F Worldwide hereby agree that M & F Worldwide shall have an option, exercisable in whole but not in part to purchase the Note Contribution Shares and the Cash Contribution Shares (the "Equity Option"), at a price equal to (i) in respect of the Note Contribution Shares, Mafco's cost in acquiring $37,726,000 principal


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amount of the Notes plus a 10% cost of carry to the date of purchase of the Note
Contribution Shares by M & F Worldwide; and (ii) in respect of the Cash Contribution Shares, at the then liquidation preference of the Cash Contribution Shares. The Equity Option is expressly subject to the terms of the Certificate of Designations for the Preferred Stock, including Panavision's right of optional redemption thereunder.

                  Mafco and M & F Worldwide further agree that M & F Worldwide shall have the right to purchase the $78,355,000 principal amount of the Notes acquired by Mafco pursuant to the Option Agreement at Mafco's cost (which shall include the Option Fee) plus a 10% cost of carry to the date of purchase of such Notes (the "Notes Option", and together with the Equity Option, the "M & F Worldwide Call Rights").

                  M & F Worldwide shall have the right to exercise the M & F Worldwide Call Rights during the period commencing upon final adjudication of the M & F Worldwide consolidated shareholder litigation and ending on the date that is twelve months after such final adjudication, provided that M & F Worldwide beneficially owns a 66 2/3% of the voting securities of Panavision currently owned by it.

                  In connection with the transactions contemplated by this letter agreement (the "Letter Agreement"), Mafco represents and warrants that:

     1. Mafco is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

     2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by Mafco will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Mafco, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Mafco is a party or by which Mafco or any of its property is bound or to which it is subject;

     3. Mafco has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Mafco of this Letter Agreement has been duly authorized;

     4. This Letter Agreement has been duly and validly executed and delivered by Mafco and constitutes the legal, valid and binding obligation of Mafco, enforceable against Mafco in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity


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          (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

                  In connection with the transactions contemplated by this Letter Agreement, M & F Worldwide represents and warrants that:

     1. M & F Worldwide is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

     2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by M & F Worldwide will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of M & F Worldwide, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which M & F Worldwide is a party or by which M & F Worldwide or any of its property is bound or to which it is subject;

     3. M & F Worldwide has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by M & F Worldwide of this Letter Agreement has been duly authorized; and

     4. This Letter Agreement has been duly and validly executed and delivered by M & F Worldwide and constitutes the legal, valid and binding obligation of M & F Worldwide, enforceable against M & F Worldwide in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).



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                   If you are in agreement with the foregoing, please so
indicate by signing the enclosed duplicate copy of this Letter Agreement.

                                          Very truly yours,

                                          MAFCO HOLDINGS INC.



                                          By: _________________________________
                                          Name:  Todd J. Slotkin
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By: ___________________________
Name:  Howard Gittis
Title: Chairman of the Board of
       Directors, President and Chief
       Executive Officer